UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cedar Fair, L.P.

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On December 6, 2010, Cedar Fair, L.P. issued the following news release:

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
December 6, 2010

CEDAR FAIR RETAINS KORN/FERRY INTERNATIONAL TO ASSIST

WITH ONGOING SUCCESSION PLANNING PROCESS

SANDUSKY, OHIO, December 6, 2010 – The Board of Directors of Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that it has retained Korn/Ferry International, one of the world’s leading executive recruiting firms, to assist the Company with the final phase of its previously announced and ongoing succession planning process.

Among other things, Korn/Ferry will work with the special committee of independent directors of the Cedar Fair Board, which includes C. Thomas Harvie, David L. Paradeau and John M. Scott III, to identify and evaluate qualified candidates to succeed current Chief Executive Officer Dick Kinzel, whose employment agreement expires on January 2, 2012. This confidential process will include both internal and external candidates and is expected to be completed by the end of the second quarter of 2011.

“Today’s action is an important step toward the completion of our thorough process for a seamless leadership transition,” said Tom Harvie, Cedar Fair’s lead director of the special committee. “We look forward to working with Korn/Ferry to identify and evaluate candidates who can help lead the Company in its plan to deliver long-term growth and value creation.”

Harvie said that, out of fairness to all involved and to maintain the confidentiality of the process, the Company would not comment further on the process or any candidates under consideration until a successor is named.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259     419-627-2233

Cedar Fair Retains Korn/Ferry International

to Assist with Ongoing Succession Planning Process

December 6, 2010

About Korn/Ferry International

Korn/Ferry International, with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, develop, retain and sustain their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Additional Information

This may be deemed to be solicitation material in respect of the proposals described in Amendment No. 1 to the preliminary proxy statement on Schedule 14A, filed by the Company on December 2, 2010. In addition, the Company will file with, or furnish to, the Securities and Exchange Commission (the “SEC”) all relevant materials, including a definitive proxy statement on Schedule 14A (when available). BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING, AMENDMENT NO. 1 TO THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY THE COMPANY ON DECEMBER 2, 2010 AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. The definitive proxy statement on Schedule 14A (when available) will be mailed to

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259      419-627-2233

Cedar Fair Retains Korn/Ferry International

to Assist with Ongoing Succession Planning Process

December 6, 2010

unitholders of the Company. Investors and security holders will be able to obtain a copy of the preliminary proxy statement, definitive proxy statement (when available) and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s unitholders will also be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com, or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the proposals. Additional information regarding the interests of such potential participants is included in the preliminary proxy statement and will be included in the definitive proxy statement when it becomes available.

Contacts:

Cedar Fair Entertainment Company

Stacy L. Frole, Director of Investor Relations

(419) 627-2227

Korn/Ferry International

Glen Schostak, Senior Client Partner

(609) 720-7338

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259      419-627-2233